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                                                                    Exhibit 23.4

To whom it may concern:

Per our discussion, you have approval to use the following statistics as stated below:

International Data Corporation, or IDC, estimates that:

 .    The number of Internet users in India will increase from 0.5 million at the end of 1998 to 4.5 million at the end of 2002.(1)

 .    The installed base of personal and network computers in India will increase from 1.9 million at the end of 1998 to 8.2 million at the end of 2002.(2)

 .    The number of on-line devices in India was 0.3 million in 1998.(3)

 .    The number of online devices as a percentage of the installed computer base in India was 11.0% in 1998.(4)

 .    The amount of Internet commerce revenues in India will increase from
     $3.5 million at the end of 1998 to $593.6 million at the end 2002.(5)

 .    The number of Internet users in the United States was 62.8 million at the end of 1998.(6)

 .    The number of Internet users in the Asia / Pacific Region was 10.2 million at the end of 1998.(7)

 .    The number of online devices in the United States was 87.4 million at the end of 1998.(8)

 .    The number of online devices in the Asia / Pacific Region was 9.5 million at the end of 1998.(9)

 .    The number of online devices as a percentage of the installed computer base in the United States was 54.5% at the end of 1998.(10)

 .    The number of online devices as a percentage of the installed base in the
     Asia / Pacific Region was 24.9% at the end of 1998.(11)

 .    The total number of Internet users worldwide will increase from 142.2 million at the end of 1998 to 398.6 million at the end of 2002.(12)

 .    Revenues from Internet services worldwide such as web hosting will increase from 770 million at the end of 1998 to 11,825 million at the end of 2002.(13)

_______________________

(1)  IDC Report 19127, Internet India; the One-Rupee Market!, p. 5.

(2) IDC Bulletin (Analyst: Richard Jacobson), Asia / Pacific Internet Infrastructure, p. 2.

(3) IDC Report 18697, The Internet Market in Asia Pacific (excluding Japan) 1997-2003., p. 120.

(4)  Source: IDC.

(5) IDC Bulletin (Analyst: Richard Jacobson), Asia / Pacific Internet Infrastructure, p. 2.

(6) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 17.

(7) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 19.

(8) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 17.

(9) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 19.

(10) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 17.

(11) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 19.

(12) IDC Report 19262, The Global Market Forecast for Internet Usage and Commerce, p. 3.

(13) IDC Report 16894, Web Hosting and E-Commerce Service Providers, p.7.




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 .    Revenues from Internet services worldwide such as e-commerce spending will increase from 50.4 billion at the end of 1998 to 733.6 billion at the end of 2002.(14)

Sincerely

/s/ Alexa McCoughan

[Alexa McCoughan
Senior Vice President]